Exhibit 10(c)

FIRST SUPPLEMENTAL AGREEMENT

to the Aluminium Project Framework

Shareholders Agreement

dated 3/1/1431H, corresponding to 20 December

2009 G

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

and

ALCOA INC.

FIRST SUPPLEMENTAL AGREEMENT

THIS FIRST SUPPLEMENTAL AGREEMENT (hereinafter referred to as the “Supplemental Agreement”), is made and entered into on 14/4/1431H, corresponding to 30/3/2010G, by and between:

(1)	SAUDI ARABIAN MINING COMPANY (MA’ADEN), a company organized under the laws and regulations of the Kingdom of Saudi Arabia with commercial registration No.1010164391, having its head office and address at PO Box 68861, Riyadh 11537, Kingdom of Saudi Arabia (together with its legal successors and permitted assigns, hereinafter referred to as “Ma’aden”); and

(2)	ALCOA INC., a corporation under the laws of the Commonwealth of Pennsylvania, USA, whose principal place of business is at 390 Park Avenue, New York, NY 1022, USA, (together with its legal successors and permitted assigns, hereinafter referred to as “Alcoa”),

(hereinafter jointly referred to as the “Parties” or individually as a “Party”).

RECITALS:

(A)

The Parties entered into the Original Agreement on 3/1/1431H corresponding to the 20th day of December 2009 G pursuant to which the Parties desired to enter into the Joint Venture in respect of the Project (as such terms are defined in the Original Agreement).

(B)	The Parties entered into a Signing Side Letter also on 3/1/1431H corresponding to the 20th day of December 2009 G clarifying certain matters in the Original Agreement.

(C)	The Parties have agreed to amend the Original Agreement by entering into this Supplemental Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Supplemental Agreement, the following words and expressions shall have the following meanings:

“Entire Agreement” means the Original Agreement as amended by this Supplemental Agreement;

“Original Agreement” means the Aluminium Project Framework Shareholders Agreement that was entered into on 3/1/1431H corresponding to the 20th day of December 2009 G, between the Parties, as amended by the Signing Side Letter of even date;

“Parties” means the signatories to this Supplemental Agreement; and

“Supplemental Agreement” means this supplemental agreement.

1.2	One agreement

The Original Agreement, together with this Supplemental Agreement, shall, with effect on and from the date hereof, be read and construed as one document and references in the Original Agreement to “this Agreement” shall from the date hereof (but not for any purposes prior to the date hereof) incorporate references to this Supplemental Agreement.

1.3	Terms defined

In this Supplemental Agreement, unless the context requires otherwise, terms defined in the Original Agreement and not otherwise defined herein, shall have the same meanings in this Supplemental Agreement. The principles of interpretation in Clause 1.2 of the Original Agreement shall also apply to this Supplemental Agreement.

1.4	Provisions incorporated by reference

The provisions of Clauses 1.3, 19 - 26 (inclusive) of the Original Agreement apply to this Supplemental Agreement as though incorporated herein.

1.5	Immediate effect

The amendments provided for in this Supplemental Agreement shall, save where expressly provided to the contrary, take effect forthwith upon execution of this Supplemental Agreement by the Parties.

2.	AMENDMENTS TO THE ORIGINAL AGREEMENT

2.1	Amended wording

Clause 4.1 of the Original Agreement shall be deleted and replaced with the following new Clause 4.1:

“4.1	Share Capital as of Incorporation

(a)	The Parties acknowledge that each Company shall be incorporated with an initial Share Capital, and the ownership of such shares as at the date of incorporation shall be, as set out in the tables below:

(i)	In the case of the Mining & Refining Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	74.9%	381,990	SR 3,819,900,000
Alcoa	25.1%	128,010	SR 1,280,100,000
TOTAL	100%	510,000	SR 5,100,000,000

(ii)	In the case of the Smelting Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	74.9%	572,985	SR 5,729,850,000
Alcoa	25.1%	192,015	SR 1,920,150,000
TOTAL	100%	765,000	SR 7,650,000,000

In the case of the Rolling Company:

Shareholder	Shareholder Percentage	Number of Shares	Paid In Capital
Ma’aden	74.9%	292,110	SR 2,921,100,000
Alcoa	25.1%	97,890	SR 978,900,000
TOTAL	100%	390,000	SR 3,900,000,000

(b)	Each Share shall entitle the holder thereof to one (1) vote on each matter coming before the Shareholders.

(c)	Notwithstanding anything to the contrary contained in the Articles of Association of each Company, each Share shall entitle the holder thereof to receive Share Distributions in accordance with Clause 11 of this Agreement.”

2.2	Amendment to Clause 13

Notwithstanding Clause 13.1(b), the Parties agree that, in view of the changes to the proposed initial Shareholder Percentages, the amounts payable by Alcoa in respect of the Entry Payment shall be confirmed and the Agreed Pre-Incorporation Costs shall be modified as follows:

(i)	the Entry Payment shall comprise an amount of eighty million US Dollars (US$80 million) which was paid by Alcoa to Ma’aden on 7/1/1431H, corresponding to 24 December 2009 G; and

(ii)	the amount of Alcoa’s pro rata share of the Agreed Pre-Incorporation Costs incurred by Ma’aden prior to the Calculation Date, based on its Shareholder Percentage set out in Clause 4.1 shall comprise thirty-four million US Dollars (US$34 million) which shall be due and payable by Alcoa to Ma’aden on 1 August 2010, being the Deferred Payment Date (as defined in the Signing Side Letter).

2.3	Amended wording

Clause 17.1 of the Original Agreement shall be deleted and replaced with the following new Clause 17.1:

“17.1	General Prohibitions

(a)	Unless permitted by this Clause 17 or with the prior written consent of Alcoa, neither Ma’aden nor any Affiliate of Ma’aden shall do, or agree to do, any of the following:

(i)	sell, transfer or otherwise dispose of, any of its Transferable Interests or any interest in any of its Transferable Interests;

(ii)	encumber any of its Transferable Interests or any interest in any of its Transferable Interests;

(iii)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Transferable Interests; or

(iv)	enter into any agreement or arrangement to do any of the foregoing.

(b)	The Alcoa Affiliate that will hold Alcoa’s Transferable Interests in the Smelting Company and the Rolling Company shall be directly or indirectly wholly legally and beneficially owned by Alcoa, and the Alcoa Affiliate that will hold its Transferable Interests in the Mining & Refining Company shall be directly or indirectly wholly legally and beneficially owned 60% (or more) by Alcoa, and 40% by Alumina Limited, a company listed on the Australian Stock Exchange with registered number ABN 85 004 820 419 (“Alumina Limited”), subject to the following provisions of this sub clause (b). Unless permitted by Clauses 14 or 15 or this Clause 17 but subject to Clause 17.1(c) below, Alcoa shall not and shall procure that its Affiliates shall not, (notwithstanding the provisions of Clause 17.2) without the prior written consent of Ma’aden do, or agree to do, any of the following:

(i)	enter into any transaction or series of transactions which have the aim or effect of directly or indirectly selling, transferring or otherwise disposing of legal and/or beneficial interests in relation to the Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in the Mining & Refining Company 60% (or more) by Alcoa and 40% by Alumina Limited);

(ii)	enter into any agreement or arrangement in respect of the votes or other rights attached to any of its Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in the Mining & Refining Company 60% (or more) by Alcoa and 40% by Alumina Limited);

(iii)	enter into any agreement or arrangement to encumber any of its Transferable Interests or any interest in any of its Transferable Interests to any person who is not directly or indirectly wholly legally and beneficially owned by Alcoa (or in the case of any Transferable Interests in the Mining & Refining Company 60% (or more) by Alcoa and 40% by Alumina Limited ); or

(iv)	enter into any agreement or arrangement to do any of the foregoing.

(c)	Notwithstanding the above, Alcoa shall, provided it has supplied Ma’aden in writing with sufficient information to identify the parties involved and all relevant material terms of such transaction thirty (30) days in advance of the consummation by Alcoa of any such transaction, be permitted to enter into a significant strategic joint venture or similar transaction involving all or a substantial portion of Alcoa’s interests in the relevant business of bauxite mining and alumina refining, aluminium smelting and/or aluminium rolling, as the case may be, provided that (i) the proportion of the revenues properly attributable to Alcoa’s Transferable Interests in the Project is not material in comparison to the total revenues in respect of all of Alcoa’s operations which are included within such transaction in the calendar year prior to such transaction; and (ii) such transaction is entered into only with a strategic partner rather than financial investors. For the purposes of this clause: a “strategic partner” is a person and/or group of persons who are, immediately prior to the date of any such transaction with Alcoa, engaged in the business of owning and operating bauxite mines and alumina refineries, aluminium smelters and/or aluminium rolling mills, as the case may be, in each case, including operations outside the Kingdom: and the proportion of revenues shall not be considered to be material if it is less than the initial Shareholder Percentage of Alcoa.”

2.4	New clauses

New Clauses 17.11, 17.12 and 17.13 shall be added to the Original Agreement as follows:-

“17.11	Put And Call Option

(a)	Alcoa hereby grants to Ma’aden an option (the “Put Option”) to require Alcoa to purchase from Ma’aden (i) such number of Shares as at the relevant time constitutes 14.9% of the total issued Shares of each of the Companies; and (ii) 14.9% of the total aggregate Shareholder Loans provided to each of the Companies (the “Option Interests”), on the terms set out in this Clause 17. Ma’aden hereby grants to Alcoa an option (the “Call Option”) to require Ma’aden to sell to Alcoa all of the Option Interests on the terms set out in this Clause 17.

(b)	The Put Option may only be exercised by Ma’aden and the Call Option may only be exercised by Alcoa within a period of six (6) months from the date falling five (5) years after the Commercial Production Date (the “Option Period”) and shall be exercised simultaneously for all of the Companies. If the Put Option or the Call Option is not exercised during the Option Period, it shall lapse.

(c)	The Put Option shall be exercised by Ma’aden giving Alcoa written notice (the “Put Option Notice”) which shall include:

(i)	a statement to the effect that Ma’aden is exercising the Put Option; and

(ii)	a signature by or on behalf of Ma’aden.

(d)	The Call Option shall be exercised by Alcoa giving Ma’aden written notice (the “Call Option Notice”) which shall include:

(i)	a statement to the effect that Alcoa is exercising the Call Option; and

(ii)	a signature by or on behalf of Alcoa.

(e)	The Put Option and the Call Option may be exercised only in respect of all of the Option Interests.

(f)	All Distributions resolved or declared to be paid or made by the relevant Company in respect of the Option Interests by reference to a record date which falls on or before the date on which completion of the sale of the Option Interests under the Put Option (the “Put Option Completion Date”) or the Call Option (the “Call Option Completion Date”) (as the case may be) occurs shall belong to, and be payable to, Ma’aden. For the purposes of this Clause 17.11, “completion” shall be the date when the Parties sign before a notary the required shareholders resolutions authorising the amendment of each of the Companies’ articles of association to reflect the transfer.

(g)	The consideration payable by Alcoa for the Option Interests (the “Option Consideration”) shall be calculated in accordance with the provisions of Clause 17.12.

(h)	The Parties shall use their respective reasonable endeavours to:

(i)	procure that the Option Consideration shall be finally determined as quickly as possible consistent with the provisions of Clause 17.12; and

(ii)	no later than twelve (12) months following the determination of the Option Consideration, take all such action as may reasonably be required to give effect to any transfer of the Option Interests pursuant to this Clause 17.11, including cooperating in obtaining approvals required from all relevant Governmental Authorities.

(i)	On the Put Option Completion Date or Call Option Completion Date (as applicable), Alcoa shall pay or procure the payment of the Option Consideration to Ma’aden in cash to a bank account, the details of which Ma’aden shall provide in writing to Alcoa not less than three (3) Business Days prior to the Put Option Completion Date or the Call Option Completion Date (as applicable).

17.12	Put and Call Option Valuations

(a)	Option Consideration

The Parties shall act in good faith to determine the Option Consideration and, in doing so, shall follow the approach and apply the valuation methods set out below.

(b)	Valuation Panel

In the event that the Parties are unable to agree the Option Consideration within fifteen (15) days of the date of the Call Option Notice or the Put Option Notice (as the case may be), the Parties shall refer the valuation to a panel of independent experts with appropriate experience in the aluminium industry (each a “Valuer”). The panel shall consist of three Valuers, one of whom shall be appointed by each Party and the third of whom, who shall act as chairman of the panel, shall be jointly nominated by the two Valuers nominated by the Parties. Failing agreement as to the identity of the third Valuer within five (5) Business Days of being required to do so, such third Valuer shall be nominated by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules of Expertise of the International Chamber of Commerce (who shall be instructed to nominate only a Valuer experienced in valuing rolling mills, aluminium smelters, alumina refineries, bauxite mines and/or associated facilities, and shall have experience in, and relevant knowledge of the Kingdom and the GCC region).

(c)	Submission of Valuation

The Valuers shall be instructed to collectively submit a single Option Consideration valuation to the Parties within sixty (60) days of the appointment of the third Valuer (or such longer time as the Parties may agree) and such valuation shall be final and binding upon the Parties. The Option Consideration shall be determined on a fair value basis in accordance with Clause 17.12(d) below.

(d)	Valuation Approach

In valuing the Transferable Interests which are the subject of the Put Option or Call Option, as the case may be, the Valuers:

(i)	shall prepare the valuation by using the discounted cashflows methodology based on the net present value of cashflows attributable to the Option Interests which take into account the terms of the Project Agreements (including, for the avoidance of doubt, the Gas Allocation Letter, the Gas Supply Agreement to be entered into with Saudi Aramco, the Energy Conversion Agreement entered into between Ma’aden and SWCC dated 10 October 2009 and other agreements with Government or publicly held entities) over the remaining life of the Project;

(ii)	shall consider cashflows from Expansions, taking into account any agreed Expansions;

(iii)	shall use an appropriate discount rate to compute the net present value, taking into account customary factors such as the industry, the geography, the Parties’ familiarity with the operations, and other relevant factors;

(iv)	shall not apply any discount to the Option Interests as a result of the Option Interests not conferring Control over any Company or not conferring any minority protection rights;

(v)	may consult persons engaged in the marketing of aluminium who, in the Valuers’ opinion, are experts in the making of price forecasts on a regular basis;

(vi)	may consult any other experts as the Valuers think fit;

(vii)	shall be entitled to rely in good faith upon the opinions of any experts so consulted; and

(viii)	shall consider any submissions as to the value of the Option Consideration which may be made to the Valuers by a Party within thirty (30) days of receipt by the Party of notice of the appointment of the third Valuer.

17.13	Notwithstanding Clauses 17.1(a), 17.3 and 17.4, Ma’aden shall be entitled to sell, transfer and assign to one or more Saudi public companies or public funds or any combination of the same consistent with the provisions of Clause 17.8 (and may procure the sale, transfer and assignment by any of its Affiliates to the same), its rights, title and interest in and to Transferable Interests held by Ma’aden of up to 14.9% of the aggregate of the Transferable Interests of a Company. Such sale may take place at any time prior to the Put Option or Call Option being exercised by Ma’aden or Alcoa respectively pursuant to Clause 17.11. Ma’aden shall give not less than sixty (60) days’ prior written notice to Alcoa of such a proposed transfer including details of the proposed Saudi public companies and /or public funds (the “Transferees”). Ma’aden shall procure that, as a condition of such transfer, the Transferees shall agree to be bound by all the terms of this Agreement and shall execute an Adherence Agreement, provided that the Transferees further agree that Ma’aden shall represent the Transferees in all dealings with Alcoa that arise in connection with the exercise of the Put Option or Call Option, as the case may be. The Parties agree that, for the purposes of determining Ma’aden’s Shareholder Percentage in connection with its rights and obligations under Clause 5.4 (in respect of the Aluminium offtake) and Clause 5.12 (in respect of the Ma’aden LOC under the Gas Allocation Letter), Ma’aden’s Shareholder Percentage shall be deemed to include as between Ma’aden and Alcoa, any such Shares and Shareholder Loans held by such Saudi public companies or public funds. The Parties hereby agree to take any action which may reasonably be required in order to implement the provisions of this Clause 17.13 including (without limitation) cooperating as necessary to amend the relevant Company’s foreign investment licence, articles of association and commercial registration so as to formalize the transfer of the Shares.”

2.5	Amended wording

Clause 21.3(a) of the Original Agreement shall be amended by inserting the words “, Clause 17.12” in the first line after the words “in Clause 9”.

3.	NOTICES

All notices, approvals, consents or other communications in connection with this Supplemental Agreement shall be given in accordance with the notice provision set out in Clause 23 of the Original Agreement.

4.	COUNTERPARTS

This Supplemental Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Supplemental Agreement but all of which together constitute one and the same instrument. This Supplemental Agreement shall not be effective until each party has executed at least one counterpart.

5.	GOVERNING LAW AND DISPUTE RESOLUTION

This Supplemental Agreement shall be governed by, construed and interpreted according to English law and, for the avoidance of doubt, the dispute mechanisms in Clause 21 of the Original Agreement (as amended by this Supplemental Agreement) shall apply to this Supplemental Agreement as though incorporated herein.

IN WITNESS WHEREOF, each Party has caused this Supplemental Agreement to be executed by its duly authorized representative as of the date first written above.

SAUDI ARABIAN MINING COMPANY (MA’ADEN)

By:	Dr. Abdullah Dabbagh, President and CEO

Signed:	/s/ Dr. Abdullah Dabbagh
ALCOA INC.

By:	Klaus Kleinfeld, President and CEO

Signed:	/s/ Klaus Kleinfeld